Exhibit 4.22

EMPLOYMENT AGREEMENT

THIS AGREEMENT made on the 1st day of April, 2006.

BETWEEN:

CROSSHAIR EXPLORATION AND MINING CORP.,

Suite 1240 – 1140 West Pender Street

Vancouver, B.C. V6E 4G1

(hereinafter referred to as the “Employer”)

OF THE FIRST PART

AND:

DEAN NAWATA

of 3611 Pacemore Avenue, Richmond, B.C. V6C 1N8

(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS:

A. The Employer is engaged in the business of mineral resource exploration;

B. The Employee has previously been engaged to provide consulting services to the Employer; and

C. The Employer wishes to employ the Employee and the Employee has agreed to be employed by the Employer on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and other valuable consideration, the parties agree as follows:

1. Employment. The Employer hereby employs the Employee in the position of Manager - Investor Relations on a full-time basis.

2. Duties. The Employee shall report to the President and shall perform, observe and conform to such duties as are from time to time lawfully assigned to him by the Employer and as are consistent with the Employee’s position with the Employer.

3. Employee Obligations. Throughout the term of this Agreement, the Employee shall:

(a)	diligently, honestly and faithfully serve the Employer and shall use his best efforts to promote and advance the interests of the Employer;

(b)	conduct himself at all times in a manner which is not prejudicial to the Employer’s interests;

(c)	comply and conduct himself in accordance with all employee policies and procedures established by the Employer; and

(d)	devote his full business time and attention to the business of the Employer.

4. Salary. During the currency of this Agreement, the Employer shall pay the Employee a salary of $75,000 per annum (the “Base Salary”). The Base Salary shall be payable in equal semi-monthly instalments. The Employer shall have the right to deduct and withhold from the Employee’s compensation any amounts required to be deducted and remitted under the applicable provincial or federal laws of Canada. In addition, the Employer agrees to grant the Employee an annual discretionary bonus (the “Bonus”) of up to $5,000. The grant of the Bonus is at the discretion of the Employer and will be based on the Employer’s evaluation of the Employee’s work during the term of this Agreement.

5. Stock Options. The Employer may from time to time, in its sole discretion, grant the Employee options to acquire common shares of the Employer. Any options granted to the Employee shall be on the terms set out in the form of the stock option agreement in use by the Employer at the time of such grant and in accordance with the terms of the Employer’s Stock Option Plan and subject to necessary regulatory and Board approval. The Employer acknowledges that this Agreement does not alter or affect any grant of options to the Employee during his term as a consultant to the Employer.

6. Business Expenses. The Employer shall reimburse the Employee in accordance with the Employer’s policies for all reasonable business and travel expenses actually and properly incurred by the Employee in connection with the Employee’s duties hereunder. Such reimbursement is subject to the Employee keeping proper accounts and furnishing to the Employer, within a reasonable time after the expenses are incurred, all applicable statements, vouchers and other evidence of expenses in such form as the Employer may reasonably require.

7. Vacation. The Employee shall be entitled to take three (3) weeks of paid vacation per annum. The timing of vacations shall be in accordance with the Employer’s policies and practices and with the Employer’s needs.

8. Performance Review. The Employer’s regular schedule of reviews shall apply.

9. Term. The Employee’s employment under the terms of this Agreement shall commence on April 1, 2006 (“Commencement Date”) and shall continue until terminated as hereinafter provided.

10. Termination.

(a)	The Employer may terminate the Employee’s employment at any time, with no notice, for cause. If this Agreement and the Employee’s employment are terminated for cause, no notice, base salary, benefits or allowances shall be paid or payable to the Employee after or as a result of such termination except in respect of those amounts which were payable in respect of the period ending immediately prior to such termination.

(b)	The Company may terminate the Employee’s employment, without cause, by providing the Employee with:

A.	two weeks’ notice or pay in lieu of notice or any combination of written notice and pay in lieu of notice equal to two weeks of Base Salary; and

B.	an additional two weeks of written notice or pay in lieu of such notice or any combination of written notice and pay in lieu of notice equal to two weeks of Base Salary for each completed year of service with the Employer, provided that the total amount of notice or payment in lieu of notice or combination thereof does not exceed 18 weeks.

(c)	The Employee may terminate this Agreement with the Employer upon giving the Employer two weeks’ notice of resignation. On the giving of such notice by the Employee, or at any time thereafter, the Company shall have the right to elect to immediately terminate the Employee’s employment, and upon such election, shall provide the Employee with a lump sum equal to the base salary only for two weeks or to such proportion of the time that remains outstanding at the time of the election.

11. No Additional Payments. The Employee acknowledges and agrees that unless otherwise expressly agreed in writing between the Employee and the Employer, the Employee shall not be entitled, by reason of her employment with the Employer or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for in this Agreement.

12. Confidentiality and Assignment of Inventions Agreement. This Agreement and the Employee’s employment with the Employer is conditional upon the Employee signing the Confidentiality and Assignment of Inventions Agreement attached as Schedule “A” to this Agreement. The Employee agrees not to disclose the details of this Agreement, or its existence, without the prior consent of the Employer.

13. Return of Documents. The Employee agrees that all files, documents and equipment issued to the Employee of any nature pertaining to business of the Employer are and shall be the property of the Employer, and that all such documents and all copies of them and any equipment shall be returned to the Employer up on the termination of the Employee’s employment for any reason.

14. Employment Standards. In the event that the minimum standards in the Employment Standards Act, (B.C.) as it exists from time to time, are more favourable to the Employee in any respect than provided for herein, including but not limited to the provisions herein in respect of notice of termination, minimum wage or vacation entitlement, the provisions of the Employment Standards Act shall apply.

15. Independent Advice. This Agreement was prepared by the solicitors for the Employer. The Employee has been asked to obtain independent legal advice before signing this Agreement and the Employee represents by signing this Agreement that he has either obtained such advice or waived such advice.

16. Governing Law. The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the Province of British Columbia.

17. Amendment. This Agreement shall not be modified or amended except in writing signed by both parties.

18. Interpretation. In this Agreement, unless context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

19. Entire Agreement. This Agreement, including Schedule A, constitutes the entire Agreement between the Employer and the Employee pertaining to the subject matter covered by this Agreement and there are no representations or warranties, express or implied, other than as set forth in this Agreement. This Agreement supercedes any prior agreements, written or oral, in respect of the Employee’s employment with the company. Any and all previous employment agreements or understandings, oral or written, between the Employer and the Employee are hereby terminated and cancelled. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

20. Headings. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first written above.

CROSSHAIR EXPLORATION AND MINING CORP.

By:	/s/ MARK J. MORABITO
Authorized Signatory

/s/ SONYA SIHOTA	)	/s/ DEAN NAWATA
Witness Signature	)	DEAN NAWATA
Sonya Sihota	)
Name	)
4708 64th St.	)
Address	)
Delta BC V4K 3M3)